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                                                                    EXHIBIT 99.1

                           RED PEPPER SOFTWARE COMPANY

                    CONSENT OF SHAREHOLDERS TO AUTHORIZATION
              AND APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION
                         AND RELATED AGREEMENT OF MERGER

         The undersigned shareholder of Red Pepper Software Company, a California corporation ("Red Pepper"), with respect to all of the shares of common stock, $.01 par value ("Red Pepper Common Stock"), and preferred stock, $.01 par value ("Red Pepper Preferred Stock"), of Red Pepper of which the undersigned was the record holder at the close of business on September 20, 1996 (the "Record Date"), hereby authorizes and approves, by consent in writing without a meeting, pursuant to Section 603 of the California General Corporation Law, as amended (the "CGCL"), the following:

                  (i) the Agreement and Plan of Reorganization dated September 4, 1996 (the "Reorganization Agreement") between Red Pepper and PeopleSoft, Inc., a Delaware corporation ("PeopleSoft"), pursuant to which Red Pepper will be merged with and into PeopleSoft (the "Merger"), the separate corporate existence of Red Pepper shall cease and PeopleSoft shall continue as the surviving corporation; and

                  (ii) the related Agreement of Merger to be filed with the Delaware Secretary of State and the certificates required by Section 1108 of California Law to be filed with the California Secretary of State in order to effect the Merger; and

                  (iii) the establishment of an escrow fund pursuant to which claims for indemnification may be made by PeopleSoft following consummation of the Merger (the "Escrow Fund"),

all as more fully described in the accompanying Prospectus/Consent Solicitation Statement dated ___________________, 1996. Approval of the foregoing matters shall constitute approval of all of the matters related to the Merger described herein and in such Prospectus/Consent Solicitation Statement.

                  In addition, the undersigned hereby:

                  (i) consents to the establishment of the Escrow Fund and indemnification of PeopleSoft (as the surviving corporation in the Merger) provided for in Article VII of the Reorganization Agreement (the
"Indemnification Provisions"); and

                  (ii) designates, constitutes and appoints Daniel T. Doles to be the undersigned's agent and attorney-in-fact to act as the securityholders' agent ("Securityholders' Agent") under the Indemnification Provisions, with all the rights, powers, authority and duties of the Securityholders' Agent as described therein; and

                  (iii) agrees that the Securityholders' Agent, their affiliates or any successors thereto will not be liable to the undersigned for any actions taken by them in their capacities as Securityholders' Agent in the absence of gross negligence or willful misconduct; and

                  (iv) agrees that the Securityholders' Agent will be entitled to use the undersigned's shares of common stock of PeopleSoft, $.01 par value ("PeopleSoft"), held in the Escrow Fund to satisfy the undersigned's obligation to pay the undersigned's pro rata share of and indemnify the Securityholders' Agent and hold the Securityholders' Agent harmless for the undersigned's pro rata share against all losses, liabilities and expenses of the Securityholders' Agent; and

                  (v) agrees to be bound by and approves the Indemnification Provisions as if the undersigned were a party to the Reorganization Agreement and further agrees that the Securityholders' Agent may separately rely upon and enforce against the undersigned the provisions of this Consent and the Indemnification Provisions.
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         The undersigned acknowledges and agrees that the undersigned's maximum liability for any matter pursuant to the Indemnification Provisions and otherwise in connection with the Merger is limited to the undersigned's pro rata share of any liability pursuant to the Indemnification Provisions, up to a maximum of the value of (a) 10% of the shares of PeopleSoft Common Stock issued to the undersigned in the Merger in exchange for shares of Red Pepper Common Stock held by the undersigned on the effective date of the Merger (the "Effective Date"), and (b) 10% of the shares of PeopleSoft Common Stock issued to the undersigned upon each exercise during the period between the Effective Date and one year after the Effective Date of any options held by the undersigned and outstanding on the Effective Date which are assumed by PeopleSoft, Inc. pursuant to the Merger.

         By execution hereof, the undersigned acknowledges receipt of the accompanying PeopleSoft, Inc. Prospectus/ Red Pepper Software Company Consent Solicitation Statement dated ___________, 1996 and acknowledges and agrees that as a result of signing this Consent the undersigned hereby waives and loses any right to dissent from the proposed Merger and obtain payment for the undersigned's shares of Red Pepper Common Stock or Red Pepper Preferred Stock pursuant to Chapter 13 of the CGCL.

         Effective upon the consummation of the Merger and as a result of the execution of this Consent, the undersigned hereby waives any rights or claims (known or unknown) the undersigned may have against Red Pepper, PeopleSoft or any of their respective officers, directors, shareholders, affiliates, successors, or assigns, as a result of the acquisition or ownership of shares of Red Pepper Common Stock, Red Pepper Preferred Stock, or any options or warrants to purchase Red Pepper Common Stock, except for such rights or claims as are expressly set forth in the Reorganization Agreement.

         This Consent is one of several consents, identical in form to this Consent, that are being signed by the holders of record on the Record Date of issued and outstanding shares of Red Pepper Common Stock and Red Pepper Preferred Stock, all of which Consents taken together are intended to constitute action by the shareholders of Red Pepper by consent in writing without a meeting pursuant to Section 603 of the CGCL.

                  Signature of Shareholder:____________________________________

                  Print name of Shareholder:___________________________________

                  Shares beneficially owned:___________________________________

                ___________________________ shares of Common Stock

                ___________________________ shares of Series A Preferred Stock

                ___________________________ shares of Series A1 Preferred Stock

                ___________________________ shares of Series B Preferred Stock

                ___________________________ shares of Series C Preferred Stock

                  Date: _____________________________, 1996

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